SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) February 28, 2006
TransTechnology Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7872	95-4062211

(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Liberty Ave, Union, New Jersey	07083

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (908) 688-2440

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.02. Departure of Directors or Principals Officers; Election of Directors; Appointment of Principal Officers
Effective February 28, 2006, the Registrant’s board of directors has increased the number of authorized directors from seven to eight and appointed Mr. William M. Shockley as a member of the Registrant’s board. Both actions were taken pursuant to board authority provided in the Registrant’s By-Laws, as amended. Mr. Shockley’s appointment was made in accordance with the terms and conditions of that certain Stock Purchase Agreement dated as of February 15, 2006, among the Registrant, Tinicum Capital Partners II, L.P. (“Tinicum”) and an affiliate of Tinicum (the “Stock Purchase Agreement”). Mr. Shockley was designated by Tinicum as its board nominee under the Stock Purchase Agreement. He is currently the President and Chief Executive Officer of Penn Engineering & Manufacturing Corporation, a company which is controlled by affiliates of Tinicum. At the present time, it is not anticipated that Mr. Shockley will serve on any specific committee of the board. He will receive director compensation as provided to non-employee directors.
The Registrant announced on February 17, 2006, that it completed the sale of 2,500,000 shares of unregistered common stock, par value $0.01, in a private placement, at a price of $7.50 per share. Tinicum and an affiliate were the lead investors in such private placement. A copy of the Stock Purchase Agreement was filed as Exhibit 10.37 to the Form 8-K of the Registrant, previously filed with the Securities and Exchange Commission on February 21, 2005.
ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Effective February 28, 2006, the Registrant’s board of directors approved an amendment to Section 3.02 of its Bylaws. The amendment increased the number of authorized directors from seven to eight.
The text of the amendment is attached hereto as Exhibit 3.1.
ITEM 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit	Description

3.1	Section 3.02 of the Registrant’s Bylaws, as amended.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSTECHNOLOGY CORPORATION
By:	/s/ Joseph F. Spanier
Joseph F. Spanier, Vice President, Chief Financial
Officer and Treasurer

Date: February 28, 2006

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